Exhibit 5.16

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name, included or incorporated by reference in the Registration Statement on Form F-10 filed by Fury Gold Mines Limited with the United States Securities and Exchange Commission, in connection with the report entitled “Technical Report, Updated Mineral Resource Estimate and Preliminary Economic Assessment on the Eau Claire Gold Deposit, Clearwater Property, Quebec, Canada” dated effective February 4, 2018, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited.

Dated: May 10, 2021

P&E MINING CONSULTANTS INC.

By:	/s/ Eugene Puritch
Name: Eugene Puritch, P.Eng., FEC, CET
Title: President